EXHIBIT 10.7

Our Ref	:	APP/Vitaxel/1214/0039

Date	:	1st December 2014

PRIVATE &

CONFIDENTIAL

Mr Yee Hing Yip, Brandon

No. 47/48, Jalan Jambu Berasa

Jinjang Selatan

52000 Kuala Lumpur

Dear Mr Yee,

LETTER OF APPOINTMENT	:	MARKETING DIRECTOR

We are pleased to offer you the mentioned above position with the Company under the following terms and conditions of employment:-

11.	Position	:	Marketing Director

12.	Commencing Salary	:	RM 6,000.00 PER MONTH

13.	Other Allowance	:	i)	Mobile Phone Allowance RM150.00 per month
			ii)	Parking Allowance RM150.00 per month
			iii)	Mileage claim on official business only (rate as prescribed in the HWGB Employee Handbook)

14.	Commencement Date : 1st Dec 2014

15.	Bonus
Payment of bonus shall be at the absolute discretion of the Company and depending on the Company and individual performance. Bonus is only payable to confirmed employees who are in the service of the Company as on 31st December of the respective year.

16.	Medical Benefits
You are entitled to free medical benefits from our appointed Company doctors.

Our Ref	:	APP/Vitaxel/1214/0039
Page	:	2

17.	Probationary Period

The probationary period of the Company shall be six (6) months and the Company reserves the right to extend the probationary period at its sole discretion. During or at the end of the period of probation or any extension thereof, employment may be terminated at anytime by either party giving to the other party one-week (1) notice without assigning any reasons whatsoever. Confirmation shall depend upon satisfactory review of your performance, conduct and aptitude during the probation period.

18.	Termination of Service

Each party to this agreement may at any time give to the opposite party a written notice of intention of termination.

The length of such notice, which is the same for each party, shall be as follows:-

(i)	One-month notice or one month salary in lieu of notice

19.	Annual Increment

Annual increment will be subjected to review by the Management and at the sole discretion of the Company’s Management.

20.	Confidentiality

It is understood and accepted that you will at no circumstances divulge or make public, in any way, any of the company’s confidential matters. This clause shall continue to apply after the termination of your service.

21.	Duties and Job Functions

You are required to carry out such duties and responsibilities as given below : -

a)	Develop annual operating plan and budgets for Marketing/ Brand strategy for the company.

b)	Provide guidance and set direction for developing marketing plans for corporate.

c)	To identify and capitalize on opportunities to strengthen the branding positioning, services, and marketing of the group as a whole and as individual entities, and to manage the reputation of the organization through strategic engagement with key internal and external parties.

d)	Responsible for planning, development and implementation of corporate marketing strategies, marketing communications and public relations activities (internal and external).

e)	To ensure that all marketing, advertising and PR costs are within the company’s approved budget and guideline on vendor/ supplier program.

f)	Responsible for events sponsorship, CSR, and trade participation.

Our Ref	:	APP/Vitaxel/1214/0034
Page	:	3

g)	Build and maintain rapport with the media, governmental and corporate bodies so as to ensure effective and efficient business relationship.

h)	To plan, execute and monitor marketing activities to ensure optimum results.

i)	Key focus area will be to enhance brand value of the company.

j)	Overall summary reporting to Chief Executive Officer and working with the senior administrative team and Heads of Department.

22.	Other Terms and Conditions
(i)	You will be required to carry out such duties and job functions as may be instructed from time to time by the Company and you are subject to transfer from one associated or subsidiary company to another at the sole discretion of the company.

(ii)	You are liable as and when required, to be transferred from your original work office/site to other branches of the Company in Malaysia.

(iii)	You are required at all times to faithfully and diligently perform such duties and accept such responsibilities as may from time to time assigned to you by the management of the Company and at all times endeavour to your utmost ability to promote and advance the interest of the Company.

(iv)	You are required to obey and comply with all instructions and directions given to you by your superior and faithfully observe all the rules, regulations, procedures, practices, systems and policies of the Company, whether expressly or implied, for the time being in force by the Company in all respects.

(iv)	You agree that your salary will be made by cheque or paid direct into your bank account.

(v)	You will be required to observe and adhere to the other terms and conditions of employment as prescribed in the HWGB Employee Handbook which we have adopted and that these terms and conditions may be varied from time to time by the Management.

(vi)	Your retirement age is 60 and this is in compliance with Section 4 of the Minimum Retirement Age Act 2012 (Act 753). Any extension of employment after the retiring age is at the sole discretion of the Company.

Our Ref	:	APP/Vitaxel/1214/0034
Page	:	4

23.	General

It is an express condition of your employment with the Company that you engage yourself exclusively in the Company’s business and do not undertake any other terms of employment which in anyway may conflict with the Company’s business or interest.

We would like to take this opportunity to welcome you as a member of the Company and trust that you will treat this engagement as a chance to grow with the Company.

If the above terms and conditions are acceptable to you, kindly confirm your acceptance of the employment by signing and returning the duplicate copy of this letter.

Yours faithfully,

VITAXEL SDN BHD

/s/ Bernard Lim

BERNARD LIM

CEO

I hereby accept the offer of employment upon the terms and conditions as stated above.

Signature	:	/s/ Yee Hing Yip	NRIC No.	:

Name	:	Yee Hing Yip	E.P.F. No	:

Socso No.	:		Income Tax	: